Exhibit 23.3

Consent of Independent Auditor

Delek Logistics Partners, LP

Brentwood, Tennessee

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 3, 2022, except as to the effect of the restatement as described in Note 2, which is as of May 15, 2022, relating to the consolidated financial statements of 3 Bear Delaware Holding – NM, LLC appearing in Delek Logistics Partners, LP’s Current Report on Form 8-K/A dated July 12, 2022.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Denver, Colorado

September 7, 2023